Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264609

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 6, 2022)

LumiraDx Limited

43,264,149 Common Shares,

$29,500,000 6.00% Convertible Senior Subordinated Notes due 2027,

and

4,442,835 Common Shares Issuable Upon Conversion of

6.00% Convertible Senior Subordinated Notes due 2027

This prospectus supplement supplements the prospectus dated June 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-264609). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our reports on Form 6-K, filed with the Securities and Exchange Commission on June 21, 2022, July 1, 2022 and July 21, 2022 (the “Reports”). Accordingly, we have attached the Reports to this prospectus supplement.

This prospectus supplement, together with the Prospectus, is to be used by the selling securityholders listed in the Prospectus in connection with offers and sales from time to time of our common shares, par value $0.0000028 per common share, and/or our 6.00% Convertible Senior Subordinated Notes due 2027, in any manner described under the section titled “Plan of Distribution” in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “foreign private issuer” and an “emerging growth company” each as defined under federal securities laws and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at c/o Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus supplement dated July 29, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2022.

Commission File Number: 001-40852

LUMIRADX LIMITED

(Translation of registrant’s name into English)

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited

PO Box 1350, Windward 3, Regatta Office Park

Grand Cayman KY1-1108

Cayman Islands

(354) 640-0540

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On June 17, 2022, LumiraDx Investment Limited, one of the subsidiaries of LumiraDx Limited (the “Company”), entered into a second amendment to that certain Loan Agreement, dated March 23, 2021 (as amended from time to time, the “Loan Agreement”), with BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership, as lenders, and BioPharma Credit PLC (collectively, “Pharmakon”), as collateral agent, to provide for, among other things, revisions to the minimum net sales and the minimum liquidity covenants in the Loan Agreement (the “Amendment”).

Pursuant to the Amendment, the minimum net sales covenant in the Loan Agreement, tested on a quarterly basis at the end of each fiscal quarter with respect to each trailing 12-month period, has been revised to require at least (i) $375.0 million in net sales when tested on June 30, 2022, (ii) $400.0 million in net sales when tested on September 30, 2022 and (iii) $500.0 million in net sales when tested at the end of each fiscal quarter thereafter to, and including, December 31, 2023; provided, however, that if the Company completes a Qualifying Financing (as defined in the Amendment) on or prior to September 30, 2022, the minimum net sales covenant, tested on a quarterly basis at the end of each fiscal quarter with respect to each trailing 12-month period, will be as follows:

Quarter End	Net Sales (millions)
June 30, 2022	$375.0
September 30, 2022	$300.0
December 31, 2022	$240.0
March 31, 2023	$275.0
June 30, 2023	$325.0
September 30, 2023	$375.0
December 31, 2023	$500.0

If the Company completes a Qualifying Financing after September 30, 2022 but on or prior to December 31, 2022, the minimum net sales thresholds set forth in the table above from December 31, 2022 onwards would apply. There can be no assurance that, bearing in mind the unpredictability of demand for our COVID-19 tests, we will be able to meet the minimum net sales thresholds that have been provided for in the Amendment.

The Amendment also provides that, in respect of testing dates following a Qualifying Financing that occurs on or prior to December 31, 2022, the minimum net sales thresholds referred to above shall not apply so long as we maintain a minimum liquidity level of at least $400.0 million throughout the preceding fiscal quarter (tested on the 15th and the last day of each calendar month).

The Amendment also includes a minimum liquidity level that the Company is required to maintain as follows: (a) prior to a Qualifying Financing that occurs on or prior to December 31, 2022 (or if such Qualifying Financing does not occur), at least $40.0 million, tested on a monthly basis at the end of each calendar month; and (b) following a Qualifying Financing that occurs on or prior to December 31, 2022, at least $75.0 million, tested on both the 15th day and last day of each such calendar month.

In exchange for the covenant amendments described above, the Company agreed to an increase in the facility fee to be paid to Pharmakon on any repayment, including prepayment, of amounts borrowed under the Loan Agreement and agreed to amend the exercise price for 1,485,848 outstanding warrants to purchase common shares of the Company that are held by BioPharma Credit Investments V (Master) LP and BioPharma Credit PLC (the “Pharmakon Warrants”). The Pharmakon Warrants were issued with an original exercise price equal to $10.00 per common share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like). In connection with the Amendment described above, the instrument governing the Pharmakon Warrants was amended to change the exercise price per common share from $10.00 to, in the event of a Qualifying Financing that is completed on or prior to December 31, 2022, a price equal to the lower of the offer price to investors in such Qualifying Financing or the per share daily volume-weighted average price of the common shares calculated on the basis of the ten Nasdaq trading days ending on the trading day immediately prior to the announcement of a Qualifying Financing. If a Qualifying Financing has not been completed on or prior to December 31, 2022, the amended exercise price for the Pharmakon Warrants would be determined on the basis of the per share daily volume-weighted average price of the common shares calculated on the basis of the ten Nasdaq trading days ending December 31, 2022.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amendment to Loan Agreement, dated June 17, 2022, by and among LumiraDx Investment Limited, BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership, as lenders, and BioPharma Credit PLC, as collateral agent.

4.2	Deed of Amendment, dated June 17, 2022, of a Warrant Instrument in Respect of Warrants to Subscribe for Common Shares in LumiraDx Limited, dated September 28, 2021, by and among LumiraDx Limited, BPCR Limited Partnership and Biopharma Credit Investments V (Master) LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUMIRADX LIMITED
Date: June 21, 2022

	By:	/s/ Dorian LeBlanc
	Name:	Dorian LeBlanc
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2022.

Commission File Number: 001-40852

LUMIRADX LIMITED

(Translation of registrant’s name into English)

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited

PO Box 1350, Windward 3, Regatta Office Park

Grand Cayman KY1-1108

Cayman Islands

(354) 640-0540

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

-

EXPLANATORY NOTE

On June 30, 2022, LumiraDx Limited (the “Company”) consummated the second closing of the previously announced private placement offering of interests in that certain Royalty Agreement, dated April 27, 2022 (the “Royalty Agreement”), with USB Focus Fund LumiraDx 2A, LLC, USB Focus Fund LumiraDx 2B, LLC and certain other related investors (collectively, the “Investors”), and Pear Tree Partners, L.P. The Company received $15.4 million in cash with respect to the second closing of the offering, for aggregate gross proceeds of $41.5 million in cash since the offering began.

The terms of the Royalty Agreement provide that the Investors may invest up to an aggregate maximum amount of $50 million in the Company, or such higher amount as agreed to by the Company and the Investors (the “Invested Amount”), in one or more closings, in order to fund the purchase of additional LumiraDx instruments, allowing the Company to further expand instrument placements. In consideration of such investment, the Company has agreed to pay to the Investors on a semi-annual basis and over a three-year period (subject to extension in certain events), a royalty payment that is equal to 20% of the total gross amount invoiced by the Company in respect of sales of test strips for use in such funded LumiraDx instruments which are allocated to the Invested Amount by the Company in accordance with the terms of the Royalty Agreement (the “Royalty Payments”).

If by the end of the applicable three-year term (the “Expiry Date”), the Investors have not received, in aggregate, Royalty Payments equal to or in excess of two times the Invested Amount (the “Target Return”), the Company shall, at its sole discretion, either: (i) issue to the Investors an aggregate amount of the Company’s common shares, $0.0000028 par value per common share (“Common Shares”), equal in value to the difference between the Target Return and the total Royalty Payments received by the Investors (the “Royalty Shortfall”), at a price per Common Share equal to the volume-weighted average price of the Common Shares for the 20 Nasdaq trading day period immediately following the applicable Expiry Date (the “Market Price”), but subject to a minimum price per Common Share of $7.25 (the “Minimum Share Price”); or (ii) pay to the Investors the applicable Royalty Shortfall in cash. To the extent that any Common Shares are issued to the Investors at the Minimum Share Price, and the Minimum Share Price is greater than the Market Price, then the term of the Royalty Agreement shall be extended until the additional Royalty Payments paid by the Company to the Investors in cash is an amount equal to such additional Royalty Shortfall.

None of the securities referred to herein have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction in the United States, and may not be offered, pledged, sold, delivered or otherwise transferred, directly or indirectly, in the United States except pursuant to registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and, in each case, in compliance with applicable other securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUMIRADX LIMITED
Date: July 1, 2022
	By:	/s/ Dorian LeBlanc
	Name:	Dorian LeBlanc
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July, 2022.

Commission File Number: 001-40852

LUMIRADX LIMITED

(Translation of registrant’s name into English)

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited

PO Box 1350, Windward 3, Regatta Office Park

Grand Cayman KY1-1108

Cayman Islands

(354) 640-0540

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Amendment to Loan Agreement

On July 18, 2022, LumiraDx Investment Limited, one of the subsidiaries of LumiraDx Limited (the “Company”), entered into a third amendment (the “Amendment”) to that certain Loan Agreement, dated March 23, 2021 (as amended from time to time, the “Loan Agreement”), with BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership, as lenders, and BioPharma Credit PLC, as collateral agent, to amend the definition of “Qualifying Financing,” as used in the Loan Agreement, to mean the Company, following July 18, 2022, raising gross proceeds in an aggregate amount of at least $100.0 million (or its equivalent in another currency or currencies) through the issuance of Qualifying Equity Interests (as defined in the Loan Agreement).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached to this Form 6-K as Exhibit 4.1.

Subscription Agreement

On July 19, 2022, the Company entered into a privately negotiated subscription agreement (the “Subscription Agreement”) with the Bill & Melinda Gates Foundation (“BMGF”), pursuant to which BMGF has agreed to subscribe for and purchase from the Company, $25.0 million of common shares, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), at a price equal to the price at which the Company’s common shares are being offered to the public in the Company’s proposed registered offering of common shares (the “Offering”) pursuant to the Form F-1 Registration Statement, which was filed with the Securities and Exchange Commission (“SEC”) by the Company on July 19, 2022. The purchase and sale of the common shares in the private placement transaction (the “Closing”) is subject to certain conditions, including, without limitation, a requirement that the Company shall have received gross proceeds in an aggregate amount equal to or greater than $75.0 million (or its equivalent in another currency or currencies) through the sale of common shares, excluding the proceeds to be received pursuant to the Subscription Agreement.

At Closing, the Company and BMGF will further amend and restate the letter agreement, dated July 17, 2018, as amended and restated on October 17, 2019 (the “A&R Cooperation Agreement”), the form of which is included as a schedule to the Subscription Agreement. Under the terms of the A&R Cooperation Agreement, the Company’s global access commitments to BMGF will expand to include: (i) a point of care commercialization project to support and expand the Company’s existing commitment to partner with health systems for low income people in certain countries; (ii) a commitment to utilize and expand the LumiraDx Platform (the “Platform”) technology to develop certain new global health assays; and (iii) a commitment to utilize our Platform technology to develop and commercialize certain of our technologies.

Any common shares purchased by BMGF in the private placement transaction will be “Registrable Securities” as that term is defined in the Amended and Restated Registration Rights Agreement, dated September 28, 2021, by and among the Company, CA Healthcare Acquisition Corp., CA Healthcare Sponsor LLC and certain other equityholders of the Company, and BMGF will be entitled to the registration rights set forth therein with respect to such common shares.

None of the securities referred to herein have been registered under the Securities Act, or the securities laws of any state or other jurisdiction in the United States, and may not be offered, pledged, sold, delivered or otherwise transferred, directly or indirectly, in the United States except pursuant to registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and, in each case, in compliance with applicable other securities laws.

The foregoing descriptions of the Subscription Agreement and the A&R Cooperation Agreement do not purport to be complete and are qualified in their entirety by reference to the Subscription Agreement (which includes the form of A&R Cooperation Agreement) which is attached to this Form 6-K as Exhibit 4.2.

Cautionary Note Regarding Forward-Looking Statements

This Form 6-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the expected private placement transaction with BMGF, whether we will consummate the Offering and the private placement, and the timing, size and use of proceeds of the Offering and the concurrent private placement described herein. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements, including, among others: general economic, political and business conditions; the effect of COVID-19 on the Company’s business and financial results; maintaining regulatory approval or clearance of tests; and those factors discussed under the header “Risk Factors” in our Registration Statement on Form F-1, filed with the SEC by the Company on July 19, 2022, in our Annual Report on Form 20-F filed with the SEC by the Company on April 13, 2022 and subsequent filings made by the Company with the SEC. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this Form 6-K, the Company cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain. The Company undertakes no obligation to update or revise the information contained in this Form 6-K, whether as a result of new information, future events or circumstances or otherwise.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Amendment to Loan Agreement, dated July 18, 2022, by and among LumiraDx Investment Limited, as borrower, BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership, as lenders, and BioPharma Credit PLC, as collateral agent (incorporated by reference to Exhibit 4.14 to the Company’s Registration Statement on Form F-1 (File No. 333-266207) as filed with the SEC on July 19, 2022).

4.2†	Subscription Agreement, dated July 19, 2022, by and between LumiraDx Limited and the Bill & Melinda Gates Foundation (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form F - 1 (File No. 333-266207) as filed with the SEC on July 19, 2022).

†

Portions of this exhibit (indicated by brackets and asterisks) have been omitted in accordance with the rules of the SEC. The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUMIRADX LIMITED

Date: July 21, 2022	By:	/s/ Dorian LeBlanc
	Name:	Dorian LeBlanc
	Title:	Chief Financial Officer